Exhibit 5.1

175 Ghent Road Fairlawn, OH 44333-3300 Tel: 330-869-4250 Fax: 330-869-4410 www.omnova.com

James C. LeMay

Senior Vice President Corporate Development

and General Counsel

July 3, 2012

The Board of Directors of

OMNOVA Solutions Inc.

175 Ghent Road

Fairlawn, Ohio 44333

Re: OMNOVA Solutions Inc. Third Amended and Restated 1999 Equity and Performance Incentive Plan

Gentlemen:

I am Senior Vice President, Corporate Development and General Counsel of OMNOVA Solutions Inc., an Ohio corporation (the “Company”) and as such, I am familiar with the circumstances surrounding the administration of the OMNOVA Solutions Inc. Third Amended and Restated 1999 Equity and Performance Incentive Plan (the “Plan”). In my capacity as counsel, I (or a member of my staff) have examined either the originals or the certified, conformed or reproduction copies of all related records, agreements, instruments and documents, and have reviewed such matters of law, as deemed necessary for purposes of this opinion, and based thereon, I am of the opinion that the shares of the Company’s Common Stock with a par value $0.10 per share, which may be issued pursuant to the Plan, are duly authorized and when such shares are issued in accordance with the Plan, they will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to any Registration Statement on Form S-8 to be filed by the Company under the Securities Act of 1933 in order to effect registration of the shares to be issued and sold pursuant to the Plan.

Very truly yours,

/s/ James C. LeMay

James C. LeMay